Exhibit 4.7

Solutions Engagement Agreement	Agreement # 4910016297.0

This Base Agreement (“Base Agreement”) between IBM Japan Ltd. (“Buyer”) and Communications Services KK, a joint stock corporation (kabushiki kaisha) (“Supplier”), is entered into as of May 31, 2010 (the “Execution Date”).

This Agreement establishes the basis for a procurement relationship under which Supplier will provide the Deliverables and Services for (A) the Existing Customers set forth on Schedule 1 hereto described in (i) SOWs and/or WAs in place under this Agreement as of the Effective Date and set forth on Schedule 2 hereto and (ii) SOWs and/or WAs issued under this Base Agreement after the Effective Date and (B) New Customers.  Prior to the Effective Date , the parties agree that the Existing Customers set forth on Schedule 1 hereto and the SOWs and/or WAs set forth on Schedule 2 hereto shall be (x) verified by Buyer and Supplier during the thirty day period after the Execution Date and (y) updated by Buyer and Supplier immediately prior to the Effective Date.

The following provisions of this Agreement shall automatically become effective without further action by either party (“Effective Date”) upon  the completion of the purchase by Internet Initiative Japan Inc. of Supplier pursuant to a Stock Purchase Agreement dated June 1, 2010 between AT&T Japan LLC and Internet Initiative Japan Inc. (the “Closing”).

This Base Agreement will remain in effect until terminated in accordance with its terms.

1.0 Definitions

"Affiliates" means entities that control, are controlled by, or are under common control with, a party to this Agreement.
"Agreement" means this Base Agreement and any relevant Statements of Work ("SOW"), Work Authorizations ("WA"), and other attachments, schedules or appendices specifically referenced in and incorporated into this Agreement.
“Business Downturn” means a decrease in the Buyer’s or Customer’s purchases of Services and Deliverables in a single Contract Year from the previous year due to general business conditions, and not due to the self provision of such Services or Deliverables or the selection of another supplier to fulfill the requirements expressed herein.
“Competitor of Supplier” means a provider of substantially similar goods or services as those offered by Supplier.  For example, as of the Execution Date, Nippon Telegraph and Telephone Corporation and KDDI Corporation compete with Supplier.
"Customer" means any entity (excluding Buyer and Buyer’s Affiliates) receiving Services or Deliverables through Buyer and authorized by Buyer to receive the Services or Deliverables.
“Customer Cause” means, with respect to a SOW and/or WA (i) the receipt by Buyer from Customer of a notice of intent to terminate such Customer’s agreement with Buyer, such termination notice a result of a failure by Supplier to comply with the provisions of this Agreement; or (ii) the occurrence of at least two instances in any combination of the following with respect to a Service or Deliverable in such SOW and/or WA: (i) an interruption , (ii) a failure to meet a specification or (iii) a failure to meet a Service Level, within a thirty (30) day period and in a manner and to a degree that materially adversely affects Buyer’s or Customer’s use of such Service or Deliverable, such as where there are two outages within a period of  thirty days in respect of a Service as set forth in the applicable SOW and / or WA.

“Contract Year” means each twelve month period including and following the Effective Date of the Base Agreement or the execution date of a SOW, as applicable.
"Deliverables" means items that Supplier prepares for or provides to Buyer, Buyer Affiliate or Customer as described in a SOW and/or WA, including Equipment, Program Products, Developed Works, Preexisting Materials and Tools, if any.
"Developed Works" means all work product (including software and its Externals) developed in the performance of this Agreement as described in a SOW and/or WA. Developed Works do not include Preexisting Materials, Tools, Program Products, or items specifically excluded in a SOW and/or WA.
"Electronic Self-Help" means a process where Supplier electronically disables, removes, or otherwise prevents the use of its software product without the Buyer's or Buyer's Customer's cooperation or consent. Electronic Self-Help could be done through electronic or other means (for example: remotely through "back doors" or hidden entrances in the software or through hidden shut-down commands in the software that can be activated by phone or in other ways).
"Equipment" means a machine, its features elements, cables, or accessories, including the documentation required to install, support, use, and maintain it.
“Existing Customer” shall mean a Customer for which there is an SOW or WA in place as of the Effective Date and which is listed on Schedule 1.
"Externals" means any pictorial, graphic, audiovisual works, reports or data generated by execution of code and any programming interfaces, languages or protocols implemented in the code to enable interaction with other computer programs or end users. Externals do not include the code that implements them.
"Inventions" means ideas, designs, concepts, techniques, inventions, discoveries or improvements, whether or not patentable, conceived or reduced to practice by Supplier or Supplier Personnel in performance of this Agreement.
"Joint Inventions" means Inventions made by Supplier or Supplier Personnel with Buyer Personnel.
"Key Personnel" means those Supplier Personnel listed in Attachment KP who are substantially dedicated to the provision of Service to Buyer and perform the functions described in Attachment KP (Key Personnel).
“Losses” means all losses, liabilities, damages, and claims (including taxes), and all related costs and expenses (including any and all reasonable attorneys' fees and reasonable costs of investigation, settlement, judgment, interest and penalties).
“Malicious Code” means (a) any code, program, or sub-program whose knowing or intended purpose is (i) to damage or interfere with the operation of the computer system or network containing the code, program, or sub-program, or (ii) to halt, disable, or interfere with the operation of software, code, programs, sub-programs, itself, or any device, or (b) any method or token that permits any user to circumvent the normal security of the software, network, or system containing such code, program, or sub-program.
“New Customer” shall mean a Customer other than an Existing Customer.
"Pass-Through Expenses" means the actual expenses incurred by Supplier for certain equipment, materials, supplies, and other services provided to Buyer under this Agreement, which expenses Buyer has agreed to pay directly to, or to reimburse Supplier for, under this Agreement.  Pass-Through Expenses shall not include Supplier overhead, sales, general and administrative expenses (G&A), or similar costs, or any other expense, profit, or mark-up, except as agreed by the parties in writing.  The Pass-Through Expenses, if any, will be identified in an SOW or WA.
"Personal Data" means any information regarding a living natural person that may identify a specific individual by his/her name, birth date and other descriptions contained therein (including one easy to correlate with other information and thereby identify a specific individual).

"Personnel” means agents, employees or subcontractors engaged or appointed by Buyer or by Supplier in the provision of the Services or Deliverables.  Buyer Personnel shall include Buyer’s Affiliates and its Personnel.  Supplier Personnel shall include Supplier’s Affiliates and its Personnel.
"Preexisting Materials" means items including their Externals, contained within a Deliverable, in which the copyrights are owned by a third party or that Supplier prepared or had prepared outside the scope of this Agreement. Preexisting Materials exclude Program Products and Tools, but may include material that is created by the use of Tools.
"Prices" means the agreed upon payment for Deliverables and Services, exclusive of Taxes but including all applicable fees and payments, as specified in the relevant SOW and/or WA.
"Program Products" means Supplier’s commercially available software and the documentation required to install, support, use, and maintain it.
"Services" means services that Supplier performs for Buyer, Buyer Affiliate or Customer as described in a SOW and/or WA.
“Service Level” means a specific measurable level of Service (e.g., availability, response times for emergency and routine outages and interruptions; credits for such outages and interruptions; data transmission accuracy), if any, set forth in an SOW and/or WA.
"Statement of Work" or "SOW" means any document that:
1. identifies itself as a statement of work; including an exhibit, or a schedule of rates and charges;
2. is signed by both parties;
3. incorporates by reference the terms and conditions of this Base Agreement; and
4. describes the Deliverables and Services, including any requirements, specifications or schedules.
“Taxes” means any and all applicable taxes, charges, fees, levies or other assessments imposed or collected by any governmental entity worldwide or any political subdivision thereof and however designated or levied on sales of Deliverables or Services, or sales, use, transfer, goods and services or value added tax or any other duties or fees related to any payment made by Buyer to Supplier for Deliverables and/or Services provided by Supplier to Buyer under or pursuant to this Agreement; exclusive, however, of any taxes imposed upon the net income or capital of Supplier, any taxes in lieu of such net income taxes and any other taxes which are to be borne by Supplier under law.
"Tools" means software that is not commercially available, and its Externals, required for the development, maintenance or implementation of a software Deliverable other than a Program Product.
"Work Authorization" or "WA" means Buyer’s authorization in either electronic or written form for Supplier to conduct transactions under this Agreement in accordance with the applicable SOW (i.e., a purchase order, bill of lading, or other Buyer designated document). A SOW is a WA only if designated as such in writing by Buyer.

1.0  Continuity of Services and Personnel

1.1  Continuity of Services

(a)  Supplier agrees to perform the services, functions, responsibilities and other components of work being performed by AT&T Japan LLC in providing the Services to the Buyer during the twelve (12) months preceding the Effective Date, using the same methods used by the employees of AT&T Japan LLC to provide such services, functions, responsibilities and other components of work.
(b)  Buyer agrees to continue to provide, in connection with the receipt and use of the Services and Deliverables, the functions related to ordering, provisioning and trouble shooting  provided by Buyer to AT&T Japan LLC (under and in connection with the Local Services Agreement originally executed by and between IBM Japan Ltd. and AT&T Global Network Services Japan LLC dated January 1, 2005, as amended through the Execution Date) during the twelve (12) months preceding the Effective Date, using the same methods used by the employees of Buyer to provide such functions, until such time as Buyer and Supplier establish their own operations and procedures for such functions provided by Buyer.

(c)  At Buyer’s sole discretion, Buyer may upon fourteen (14) days prior notice renew each WA for an Existing Customer set forth on Schedule 2 upon its expiration after the Effective Date (at the then current price in such WA, and at Service Levels at least as competitive as in such WA), for as many times as Buyer desires, provided, however, that Buyer may not renew such WA once the total renewal period for such WA, irrespective of number of times renewed, collectively totals six (6) months.   By way of example, if a WA expires on November 1, 2010, Buyer may at its sole discretion issue a renewal of the WA through February 1, 2011 on fourteen (14) days prior notice.  Buyer may at its sole discretion issue another Renewal of the WA through May 1, 2011 on fourteen (14) days prior notice.  However, Buyer may only upon mutual agreement of Supplier issue a renewal of such WA through August 1, 2011.  For the avoidance of doubt, WA as used in this subsection 1.1(b) shall not include SOWs even if an SOW is designated as a WA in writing by Buyer.

1.2 Adequate Personnel

(a) Supplier shall ensure that an adequate number of appropriately qualified and trained personnel, including the Key Personnel identified in Attachment KP (Key Personnel), are employed and available at all times:  (i) to provide and support Buyer’s and Customers’ use of the Service in accordance with the terms of this Agreement; and (ii) to ensure that the specifications as set forth in an SOW and/or WA are met.  Supplier shall use reasonable efforts to accommodate Buyer's request during the first Contract Year that Transferring Personnel, which are not also Key Personnel, remain support the Services and Deliverables under this Agreement.
(b) If Supplier Personnel are reassigned during the execution of a project, Supplier shall ensure a smooth transition, including cooperation between the replaced and the newly-assigned personnel or, where appropriate, an overlap in the assignment of such personnel to Buyer and for which Buyer shall not be charged for such overlap.

1.3   Key Personnel

(a) The parties agree that within three (3) days of the Closing, Supplier shall submit to Buyer a list of individuals who as of the Closing became Supplier Personnel (“Transferring Personnel”). Upon notification to Supplier, unless prohibited by law, Buyer, in its sole discretion, may designate up to fifteen (15) Transferring Personnel as Key Personnel.  Within thirty (30) days Buyer’s notification to Supplier, the parties shall execute an amendment to this Agreement updating Attachment KP to include such Key Personnel. During Contract Year 1, Supplier shall make no substitutions, additions, or eliminations to the Key Personnel as set forth in Attachment KP (Key Personnel) without Buyer's consent unless such substitution or reassignment is necessitated by illness, death, termination by such employee or by Supplier of his/her employment, or other circumstances beyond Supplier’s reasonable control.  In addition, during Contract Year 1, Supplier may implement a bona fide promotion of any Key Personnel provided that the promoted Key Personnel conducts a reasonable training and transfer of responsibility to the approved replacement, prior to such Key Personnel leaving the Buyer account.  If any of these events shall occur, Supplier shall promptly notify Buyer in writing.  After Contract Year 1, Buyer shall be provided prior notice of all proposed additions to or substitutions or eliminations of Key Personnel that account for more than twenty-five percent (25%) of all Key Personnel in any twelve (12) month period provided, however, Supplier is not required to get Buyer’s approval regarding such proposed additions to or substitutions or eliminations.
(b) At least thirty (30) days prior to a reassignment or departure of any Key Personnel, Supplier shall notify Buyer of the change.  Supplier shall promptly fill vacancies in the Key Personnel positions.

1.4    Project Executives, Project Office and Review Board

(a) Buyer and Supplier agree that no later than ten (10) days after the Effective Date each party shall appoint a “Project Executive”.  Each Project Executive shall have direct access to the officers or other key decision makers in his or her respective organization, and shall call upon the experience, expertise, and resources of such organization to ensure proper performance of this Agreement.  The Project Executive of each party shall designate personnel to staff an office to be the primary working interface between the parties with respect to the implementation of the parties’ agreements and the ongoing provision of the Service (the “Project Office”).  Project Office personnel shall have the level and breadth of skill and authority necessary to implement and manage the day-to-day working relationship between the parties, including contract administration, post-contract administrative support, marketing, operations, finance, and legal, and including the change control procedures to be used as appropriate, with the understanding that where the Agreement specifies services at no charge, change control procedures shall apply where appropriate.  Project Office personnel shall work together to develop the processes and procedures to be followed by the parties in their day-to-day working relationship.  The Project Office shall document these processes and procedures in an operations and procedures manual.
(b)         Project Office personnel shall meet at least weekly to review the status of the implementation of orders for Services or Deliverables or changes thereto.  On a periodic basis reasonably agreed to by the parties, Supplier shall supply Buyer with reports measuring the progress of the orders.  Buyer may require more frequent meetings or status reports if Supplier fails to meet the scheduled installation date for any order.
(c)         The Project Executives shall designate a subgroup of the Project Office personnel as the formal crisis management group responsible for expeditiously addressing critical situations that may arise in the parties’ working relationship.
(d)         Within ten (10) days of the Effective Date, the Project Executives shall establish the respective boards made up of appropriate line and staff representatives (e.g., technical, marketing, finance, legal, procurement) from each party.  Such board will be co-chaired by the parties’ Project Executives, and shall consist of such other Buyer personnel and Supplier Personnel as the parties’ Project Executives designate.  The role of such boards will be to review:  (i) the parties’ mutual implementation of the objectives of this Agreement; (ii) performance of the Service under this Agreement; (iii) the Service Levels under this Agreement; (iv) Supplier’s recommendations concerning Buyer's network design; and (v) any anticipated new work, service upgrades, or changes that would improve the performance of or reduce Buyer 's costs for the Service.  The applicable board shall propose to Supplier and Buyer any revisions that may from time to time be justified by changes in technology and attainable Service Levels and whether Supplier Personnel dedicated to providing and supporting the provision of the Services have sufficient skills to provide and support the provision of such Services.

2.0 Statement of Work and Acceptance Testing

2.1 Supplier will provide Deliverables and Services as specified in the relevant SOW and/or WA. Supplier will begin work only after receiving a WA duly issued by authorized personnel of the Buyer. Supplier agrees that it will not be entitled to any payment for any work performed by it, regardless of whether such work was ordered by Buyer’s personnel, unless the work was performed pursuant to a duly issued WA by authorized personnel of the Buyer.  Supplier agrees to waive all rights that it may have under this Agreement or applicable laws for payment of work done without a duly issued WA (including without limitation claims based on tort, breach of contract, unjust enrichment and all other causes of action).  Buyer may request changes to a SOW and/or WA and Supplier will submit to Buyer the impact of such changes.  Changes accepted by Buyer will be specified in an amended SOW and/or WA or change order signed by both parties. Supplier agrees to accept all WA's that conform with the terms and conditions of this Agreement.
2.2 Upon the installation, repair, or restoration of a Service or Deliverable that is subject to a performance metric, Supplier shall conduct appropriate tests to establish that it performs in accordance with the applicable Service Levels.  Upon the installation, repair, or restoration of a Service or Deliverable that is not subject to a performance metric, such Service or Deliverable will perform in accordance with the specifications of such Service or Deliverable.  The test results shall promptly be provided to Buyer in writing in an agreed upon form.  Supplier shall tender Deliverables to Buyer in sufficient time to permit Buyer to conduct its own acceptance tests and accept the Deliverables no later than the scheduled installation date.
2.3 If Supplier’s test results under Subsection 2.2 above establish that a newly-installed, repaired, or restored dedicated Service or Deliverable performs in accordance with the applicable Service Levels, and Buyer reports to Supplier via Buyer’s on line tool which shall be made available to Supplier at no cost (based either upon its own tests or upon its review of Supplier’s test results) that it accepts Supplier’s test results, the Service or Deliverable shall be deemed to be accepted by Buyer (“Acceptance”).  After Acceptance, Supplier may begin to invoice Buyer for a newly-installed Service or Deliverable effective the day (or in the case of a restored or repaired Service or Deliverable, the time at which) Buyer was notified that installation was complete and that the Service or Deliverable was available for use in the ordinary course of Buyer's business.
2.4 If Supplier’s tests establish that a newly-installed, repaired, or restored Service or Deliverable does not perform in accordance with the applicable Service Levels, or Buyer reports to Supplier within the applicable acceptance period set forth in Subsection 2.5 below that it is not performing in accordance with the Service Levels, Supplier shall immediately commence and diligently and continuously pursue efforts to bring it into compliance with the Service Levels.  Supplier shall pay Buyer the applicable Service Level credits, if any, set forth in an SOW or WA, until Acceptance.  Upon completion of such efforts, Supplier shall tender the Service or Deliverable to Buyer, which shall again be subjected to the acceptance procedures set forth in Subsection 2.2 above.
2.5  If Buyer is performing testing, Buyer will promptly perform acceptance test on Deliverables and/or Services and notify Supplier upon acceptance.
2.6   Even after Deliverables  has been deemed accepted, if a defect is identified within one year after acceptance of such Deliverable, Buyer may request Supplier to correct such defect at no charge or to replace Deliverables or to deduct a relevant amount from the Prices. Such request shall not change Buyer's right to claim Supplier's liability for the damages caused.

3.0	Business Downturn
In the event the Buyer or Customer experiences a Business Downturn, Buyer has the right to decrease its consumption of the Services and Deliverables without termination liability or any other liability other than for Services previously consumed and other than as set forth in an SOW or WA with respect to actual payments that cannot be cancelled or waived without penalty that Supplier must make to third parties as a result of Buyer’s decrease in the consumption of such Services and Deliverables, provided Supplier shall use its commercially reasonably efforts to minimize any such payments.
4.0 Pricing
Supplier will provide Deliverables and Services to Buyer for the Prices. The Prices (including any Pass-Through Amounts and One Time Charges) for Deliverables and Services specified in a SOW and/or WA and accepted by Buyer plus the payment of applicable Taxes will be the only amount due to Supplier from Buyer.

5.0 Taxes
Supplier’s invoices shall state all applicable Taxes, if any, by tax jurisdiction and with a proper breakdown between taxable and non-taxable Deliverables and Services. Supplier assumes responsibility to timely remit all Tax payments to the appropriate governmental authority in each respective jurisdiction. Supplier and Buyer agree to cooperate to minimize, wherever possible and appropriate, any applicable Taxes and provide reasonable notice and cooperation in connection with any audit by a third party taxing authority. Supplier shall also bear sole responsibility for all taxes, assessments, or other levies on its own income, leased or purchased property, equipment or software. If Buyer provides a direct pay certificate, certification of an exemption from Tax or reduced rate of Tax imposed by an applicable taxing authority, then Supplier agrees not to invoice or pay any such Tax unless and until the applicable taxing authority assesses such Tax, at which time Supplier shall invoice and Buyer agrees to pay any such Tax that is legally owed.
Buyer shall withhold taxes as required under applicable law on payments made to Supplier hereunder and shall be required to remit to Supplier only the net proceeds thereof. Buyer agrees to remit in a timely manner all taxes withheld to the appropriate government authority in each respective jurisdiction.  Upon Buyer request, Supplier will deliver the appropriate documentation as required by the corresponding jurisdictional tax laws, within 15 business days from such request.
Supplier will reimburse Buyer for any claims by any jurisdiction relating to Taxes paid by Buyer to Supplier; and for any penalties, fines, additions to Tax or interest thereon imposed as a result of Supplier’s failure to timely remit the Tax payment to the appropriate governmental authority in each respective jurisdiction. Supplier shall also reimburse Buyer for any claims made by a taxing jurisdiction for penalties, fines, additions to Tax and the amount of interest thereon imposed with respect to Supplier's failure to invoice Buyer for the correct amount of Tax.

6.0 Payment

6.1 Payments

All items on an invoice that are not the subject of a bona fide dispute (“Undisputed Amounts”) shall be due and payable by Buyer within sixty (60) days after Buyer's receipt of an invoice which is in compliance with Section 6.4 (Form of Invoice).  Billing disputes shall be resolved pursuant to the procedures set out in Section 21.3 (Dispute Resolution).  Buyer will make payment, by bank-transfer to an account specified by Supplier (as such account may be changed by submitting a request to Buyer in a format provided by Buyer).

All travel expenses required for execution of Services shall be included in the Prices.  Provided, however, Buyer will reimburse Supplier for the following reasonable and actual travel expenses, provided they are incurred in the performance of this Agreement and with Buyer’s prior written approval: (i) air transportation at the economy, tourist or coach class rate for the most direct route of a scheduled airline; (ii) reasonable lodging charges commensurate with the average rates charged for the immediate area; and (iii) public transportation fee.  Any exception to the foregoing guidelines must be approved by Buyer prior to travel. Supplier must submit an invoice listing all travel expenses, and all applicable receipts for lodging, travel to Buyer. Buyer will not reimburse Supplier for personal expenses.

6.2 Waived Charges

Supplier shall waive the following expedite and installation charges (collectively, “One Time Charges”):
(1) all expedite charges for New Customers, and for Services or Deliverables for Existing Customers not ordered as of the Effective Date, unless otherwise set forth in an SOW or WA or which are not Expedited Service Requests; and
(2) all installation charges for New Customers, and for Services or Deliverables for Existing Customers not ordered as of the Effective Date, unless otherwise set forth in an SOW or WA provided that the Service is not disconnected within the shorter of (i) the first six (6) months following installation or (ii) the number of months between the installation and the expiration or termination of the SOW, WA or Agreement.

The parties acknowledge and agree that Buyer and its Customers, from time to time, will require Service on an expedited basis to meet business requirements.  Such service requests may include (i) the ordering of new circuits, (ii) increases in committed data rates, or (iii) other requests required on an expedited basis ("Expedited Service Requests").  Such requests will be processed by Supplier within twenty-four (24) hours following Supplier's receipt of the Expedited Service Request.  Supplier and Buyer will cooperate in developing procedures for handling such Expedited Service Requests.  The parties acknowledge that Expedited Service Requests require case by case consideration.  Generally, Supplier will not charge any surcharge or additional expenses for Expedited Service Requests, but may do so if Supplier notifies Buyer promptly upon receipt of such Expedited Service Request that Supplier will incur additional out of pocket or third party expenses, or unreasonable Supplier expenses, to comply with such Expedited Service Request, and obtains Buyer’s written agreement to pay Supplier the designated amount for such actual and reasonable additional expenses.

6.3 Surcharges

Supplier has the right to change rates as a result of “governmental charges or fees imposed in connection with the provision of Services”. Such right shall apply only with respect to Universal Service Fund (or similar funding mechanisms, however designated) charges or similar fees imposed by a governmental entity in connection with the provision of such governmental regulated Services.  The surcharge or increase applicable to Buyer shall be at a rate which does not exceed the applicable Universal Service Fund contribution factor(s) paid by Supplier and shall in no event include any administrative, management, handling, or overhead charges of any nature.  Supplier shall only apply such governmental surcharge to those Services specified by the applicable governmental entity and such surcharges shall be invoiced to Buyer as a Pass-Through Expense.  For clarity, in no event shall Supplier impose any administrative, management, handling, or overhead charges of any nature in connection with governmental charges.

6.4        Form of Invoice

Invoices will list each Service location and type, and will list any permissible surcharges, fees or Taxes as separate line items.  Additionally, the Buyer may require a separate invoice for each Customer, with the same level of detail.

6.5 Limitation of Invoices and Claims and Credits

(i)           Buyer will not be liable for (and Supplier shall not impose on Buyer) any charge for a Service or Deliverable that is first billed six (6) months or more after the end of the month in which the charge was incurred and
(ii)           Supplier shall not be liable for any credits that are first requested by Buyer twelve (12) months or more after the end of the month in which such credit was accrued or due and payable to Buyer.
(iii)           The provisions in clauses (i) and (ii) shall not apply to the Parties right to invoice or seek credits for any charges or fees applied by regulatory agencies, such as taxes, Universal Service Fund, or surcharges, which shall be governed by the time periods permitted by applicable law, or to any other sections expressly refuting this Section 6.5.

6.6      Harmful Code
Supplier shall take commercially reasonable actions and precautions to prevent the introduction and proliferation of any Malicious Code into Buyer’s or Customers’ operating environment.  Without limiting Supplier’s other obligations under this Agreement, Supplier agrees that, as and when any Malicious Code is found in the systems used to provide the Service, (i) if such Malicious Code originated in the equipment, software, or other resources provided by Supplier under this Agreement, Supplier shall remove such Malicious Code at its expense and indemnify Buyer for all losses reasonably incurred by Buyer as a result of such Malicious Code, and (ii) in any case (wherever such Malicious Code originated), Supplier shall exercise all commercially reasonable efforts at no additional charge to eliminate, and reduce the effects of, the Malicious Code and, if the Malicious Code causes a loss of operational efficiency or loss of data, to mitigate such losses and restore such data with generally accepted data restoration techniques.

7.0   Electronic Commerce
To the extent permitted by local law, the parties will conduct transactions using an electronic commerce approach under which the parties will electronically transmit and receive legally binding purchase and sale obligations ("Documents"), including electronic credit entries transmitted by Buyer to the Supplier account specified in the relevant SOW and/or WA. The parties will enter into a separate agreement governing the transmission of such electronic transactions and associated responsibilities of the parties.

8.0 Service Level Agreements
Service Level Agreement(s) (“SLA”), if applicable, shall be included in each SOW and/or WA.

9.0 Outage & Interruption Credits
The Supplier will credit the Buyer for any outages or interruptions as specified in the SOW or WA, if any.  Such credits will be applied to the next invoice period.   Should there be any credits remaining at the termination of this Agreement, such credits will be refunded to Buyer.

10.0 Regulatory Compliance
Supplier agrees that it shall take all necessary steps to ensure that the Service, and the rates, terms, and conditions set forth in this Agreement, remain in full compliance with all applicable laws, statutes, ordinances, directives, rules, regulations, licenses, permissions, and orders of any court or regulatory authority of competent jurisdiction.  Supplier shall use all reasonable efforts to prevent the adoption or application of any ruling, order or determination by a regulatory authority that could adversely affect its ability to provide the Services under the terms and conditions set forth herein or, should such a ruling, order or determination take effect, avoid its application to the provision of the Services to Buyer.
(i)           If any directive, ruling, permission, policy, determination, or order of any court or regulatory authority of competent jurisdiction shall adversely affect Supplier’s ability to offer the Service under the rates, terms and conditions set forth herein, Supplier shall provide service to Buyer under other arrangements with rates, terms, and conditions no less favorable to Buyer than those set forth in this Agreement.
(ii)           Supplier shall promptly notify Buyer in writing if a charge of noncompliance with any applicable laws, statutes, ordinances, directives, rules, regulations, licenses, permissions, or orders in any country in which Service is provided is filed against Supplier in connection with the Service.
(iii)           To the extent legally permissible, Supplier shall indemnify and hold Buyer harmless from any direct, out-of-pocket costs (including reasonable attorneys’ fees) incurred as a result of any finding or ruling by a court or agency of competent jurisdiction, or any other competent regulatory authority, that the provision of the Service violates any law, statute, ordinance, directive, rule, regulation, license, permission, or order applicable to the provision of Service, including any rules and regulations promulgated by a court or agency of competent jurisdiction or any other competent regulatory authority having jurisdiction over the Service or any portion of it.

11.0 Price Review

11.1  Request for Review of Prices for Existing Customers
During the term of an SOW or WA in place for an Existing Customer as of the Effective Date, Buyer may request Supplier to review Prices in such SOW or WA.  Supplier shall review such Prices for such Existing Customer(s) and determine whether any downward adjustment shall be made to Prices as a result of such review.  If the Supplier decides not to adjust the Prices downward, Supplier shall provide Buyer the rationale supporting Supplier’s decision.  If Supplier agrees to adjust the Prices downward, such adjustment shall be reflected in the Prices in the applicable SOW or WA.

11.2  Rate Cards
A.  On an on-going basis, Supplier will monitor, track and record, in a single repository, the rates and charges offered for the Services by Supplier to Buyer categorized by Service and in a format as provided by Buyer (the “Rate Card”).
B.  The Rate Card shall apply to the following:
1. New Customers and 2. Existing Customers that are adding new Services or Deliverables to an SOW or WA in place as of the Effective Date.
 C.  Supplier shall provide Buyer with a soft and hardcopy of such Rate Card within ninety (90) days of  the Effective Date and upon any mutually agreed to updates thereof, but in no event less then one time each Contract Year.

12.0 Warranties

12.1 Ongoing Warranties
Supplier makes the following ongoing representations and warranties:
1. it has the right to enter into this Agreement and its performance of this Agreement will comply , at its own expense, with any law, regulation or ordinance to which it is or becomes subject; and will ensure that the non-compliance by Supplier with the terms of any contract obligations between Supplier and any third parties will not affect the Services or Deliverables.
2. it is incorporated or organized as a joint stock corporation (kabushiki kaisha)
3. no claim, lien, or action exists or is threatened against Supplier that would interfere with Supplier’s performance of its obligations under this Agreement;
4. Supplier is in compliance with all licensing agreements related to third party code, if any, included in or provided in connection with Deliverables;
5. Deliverables and Services do not infringe any privacy, publicity, reputation or intellectual property right of a third party;
6. all authors have agreed not to assert their moral rights (personal rights associated with authorship of a work under applicable law) in the Deliverables, to the extent permitted by law;
7.  Deliverables, except for Program Products, are free from defects in material and workmanship for one year from the date of acceptance. Except for this one year limitation that applies to defects in material and workmanship, Deliverables and Services will conform to the warranties, specifications and requirements in this Agreement;
8. it will not engage in Electronic Self-Help;
9. Deliverables are safe for use consistent with the warranties, specifications (as set forth in an SOW or WA, and as may be supplemented by the relevant portion of Supplier’s publicly available service guide relating to such Deliverable, but only to the extent such specifications for such Deliverable are not set forth in an SOW or WA) and requirements in this Agreement;
10.   Intentionally Omitted;
11. Services will be performed using reasonable care and skill and in accordance with the relevant SOW and/or WA;
12. it is knowledgeable with, and is and will remain in full compliance with all applicable export and import laws, regulations, orders, and policies;
13. upon Buyer’s request, it will promptly provide all information necessary to export and import Deliverables under this Agreement, including, as applicable, the Export Control Classification Numbers (ECCN) and subheadings or munitions list category number, and will notify Buyer in writing of any changes to the information provided by Supplier to export and import Deliverables under this Agreement;  With regard to the WAs and SOWs in existence as of the Effective Date for Existing Customers, Supplier may pass through to Buyer any associated third party charges by itemizing them on the invoice for the applicable Deliverable and attaching supporting documentation.
14. unless authorized by applicable government license or regulation, including but not limited to any U.S. authorization, Supplier will not directly or indirectly export or re-export, at any time, any technical information, technology, software, or other commodity furnished or developed under this, or any other, agreement between the parties, or any other product that is developed or produced from or using Buyer's technical information, technology, software, or other commodity provided under this Agreement to any prohibited country (including release of such technical information, technology, software, or other commodity to nationals, wherever they may be located, of any prohibited country) as specified in applicable export, embargo, and sanctions regulations;
15. it will not use, disclose, or transfer across borders any Personal Data that is processed for Buyer, except to the extent necessary to perform under this Agreement; and

16. it will comply with all applicable data privacy laws and regulations, will implement and maintain appropriate technical and organizational measures and other protections for the Personal Data, (including, without limitation, not loading any Personal Data provided to Supplier on (a) any laptop computers or (b) any portable storage media that can be removed from Supplier’s premises unless, in each case,(i) such data has been encrypted and (ii) such data is loaded onto portable storage media solely for the purpose of moving such data to off-site storage).  Further, it will report to Buyer any breaches of security of Personal Data immediately after discovery thereof if the Personal Data was, or could be, accessed, used or acquired by an unauthorized person or compromised in any way  and will cooperate fully with Buyer in investigating any such breaches or compromises, will cooperate fully with Buyer’s requests for access to, correction of, and destruction of Personal Data in Supplier’s possession, and will comply with all instructions or other requirements provided or issued by Buyer from time to time relating to Personal Data.
17. it is familiar with all local laws and regulations pertaining to bribery, corruption and prohibited business practices and has not and will not partake in any actions in relation to the transactions contemplated herein in violation of such laws;
18. it and its Affiliates has not and will not offer, promise or make or agree to make payments or gifts (of money or anything of value) directly or indirectly to anyone for the purpose of influencing or inducing anyone to influence decisions in favor of Buyer;
19. unless expressly disclosed to Buyer in writing prior to the execution of this Agreement, it does not know nor has reason to believe that any of the owners, principals or senior management of Supplier, its Affiliates (1) are or were persons acting in an official capacity for or on behalf of a government; or (2) have a familial relationship to persons acting in an official capacity for or on behalf of a government.

12.2  Standard warranties
Buyer may pass Supplier’s standard warranty for Equipment or Program Products through to the Customer. The Customer may deal directly with Supplier under such warranty and in the event Supplier’s standard warranty is more favorable than the warranties in this Agreement, Supplier’s standard warranty will apply. If Supplier is not the original manufacturer of the Equipment, Supplier will pass through to Buyer or Customer all warranties provided by the original Equipment manufacturer to the extent permitted. In the event of a conflict between the Supplier’s standard warranties, original Equipment manufacturer’s warranties and the warranties in this Agreement, the warranties more favorable to Buyer or Customer apply.

12.3   Acknowledgement
THE WARRANTIES IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING THOSE WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ALL SUCH OTHER WARRANTIES ARE EXPRESSLY EXCLUDED.

12.4 Warranty Redemption
Subject to the Section titled Supplier Liability for Third Party Claims, if Deliverables or Services do not comply with the warranties in this Agreement, Supplier will repair or replace Deliverables or re-perform Services, without charge and in a timely manner. If Supplier fails to do so, Buyer or Customer may repair or replace Deliverables or re-perform Services and Supplier will reimburse Buyer for actual and reasonable expenses.

12.5 Buyer Warranties
Buyer makes the following ongoing representations and warranties:
1. it has the right to enter into this Agreement and its performance of this Agreement will comply, at its own expense, with any law, regulation or ordinance to which it is or becomes subject;
2. it is incorporated or organized as a limited liability company;
3. no claim, lien, or action exists or is threatened against Supplier that would interfere with Supplier’s performance of its obligations under this Agreement; and
4.  it is knowledgeable with, and is and will remain in full compliance with all applicable export and import laws, regulations, orders, and policies.

12.6  Mutual Warranties
Each party makes the following ongoing representations and warranties:
In the performance of its obligations under this Agreement, each party represents and warrants that it shall act fairly and in good faith.  Where notice, approval or similar action by a party is permitted or required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

13.0 Non-Interruption of Service
A.   Supplier acknowledges and agrees that any material breach (or attempt or threat to breach) by Supplier of any of the terms of this Agreement relating to Supplier’s delivery of Services to Buyer (including any failure to ensure continuity of Service during any Transition Period) will cause irreparable injury to Buyer for which an adequate remedy at law will not be available.  In such a circumstance, Buyer may proceed directly to court without going through the procedures or waiting periods set forth in Section 21.3 (Dispute Resolution).  Supplier therefore agrees that without any additional findings of irreparable injury or other conditions to injunctive relief (unless the court requires posting of a bond or similar security), it shall not oppose the entry of an injunction, restraining order, order compelling specific performance of such terms, or other equitable relief from any court or regulatory authority of competent jurisdiction compelling performance by Supplier and restraining it from committing any further breaches (or attempted or threatened breaches).
 B.   Supplier shall not deny, withdraw, or restrict Supplier’s provision of the Service to Buyer under this Agreement, except as specifically and expressly agreed in writing by Supplier and Buyer or as expressly provided in this Section 13.0 (Non-Interruption of Service).
 C.   Pending the resolution of any dispute under this Agreement Supplier shall continue to perform its obligations under this Agreement, and shall not discontinue, disconnect, or in any other fashion cease to provide, lower the quality of, or provide reduced levels of support for, all or any portion of the Service unless directed to do so by Buyer or permitted to do so under Subsections (E) and (F) below.
 D.   Supplier acknowledges and agrees that, subject to Subsections (E) and (F) below, Buyer and Customer shall not be left without the Service or suffer reduced levels of Service quality or support unless and until Supplier has complied fully with the terms and requirements of Section 13.1 (Transition Period).
 E.  Supplier may suspend, deny, or restrict the provision of the applicable portion of the Service if Supplier has notified Buyer in writing that Buyer is causing harm to Supplier's network(s) and Buyer does not promptly cease and desist from the allegedly harmful activity, provided that Supplier must limit any such action to the affected locations, Service or Deliverable, and time periods.  Supplier shall promptly restore the Service or, at Buyer's option, cooperate with Buyer to effect an orderly transition to substitute service from Supplier or another service provider, as soon as practicable after Buyer ceases doing harm to Supplier's network.
 F.  Supplier may suspend, deny, or restrict the provision of the applicable portion of the Service if a governmental authority of competent jurisdiction determines that Buyer is making unlawful use of the Service or a portion of it and Buyer does not promptly cease and desist such use, provided that Supplier must limit any such action to the affected locations, Service or Deliverable, and time periods.  Supplier shall not urge a governmental authority to make such a determination with respect to Buyer. Supplier may, however, seek orders or regulations of general application to all of its customers.  Supplier shall promptly restore the Service, or, at Buyer's option, cooperate with Buyer to effect an orderly transition to substitute service from Supplier or another service provider, as soon as practicable after such requirement expires or is removed.

G.  Supplier shall not deny, restrict or withdraw the Service or any portion of it when any payment is past due, provided that, if such payments are more than ninety (90) days past due, Supplier may notify Buyer of its intention to terminate all of the affected Services and Deliverables in all affected SOWs and/or WAs for Cause under Section 20.0 and Supplier may require reasonable security from Buyer for any unpaid  Undisputed Amounts, which security may, by agreement of the Parties, take the form of a deposit, payment in escrow, standby letter of credit or other agreeable form of security.  For purposes of this subsection 13.0 G, Cause shall exist with respect to Buyer (with no grace period or notice requirement except as set forth in this Subsection 13.0 G) if  Buyer shall have failed to make a material payment under Section 6.0 (Payment), adjusted as provided hereunder, within ninety (90) days of the date such payment is due, and such payment is not the subject of a bona fide dispute between Buyer and Supplier, provided that Buyer shall have thirty (30) days from the time it receives notice from Supplier of nonpayment to cure any such default.  If Buyer fails to cure the default, Supplier may on five (5) days' notice to Buyer initiate proceedings to recover such payment, but may not deny or restrict the affected Service pending the outcome of such proceedings.

13.1 Transition Period
A.      Supplier recognizes that the Services are vital to Buyer and Customer and must be continued without interruption and that upon the termination of this Agreement or termination or expiration of an SOW or a WA, a successor vendor may be retained to provide such services.   For the avoidance of doubt, upon the termination of this Agreement all SOWs and WAs shall automatically terminate, provided, however, such termination shall not relieve Supplier of its obligation to provide Termination Assistance Services to Buyer with respect to such SOWs and WAs.
The Supplier agrees to:
(1) maintain at least the level and quality of Services in effect during the ninety (90) days prior to expiration or termination and perform the Termination Assistance Service with the same degree of accuracy, quality, completeness, timeliness, responsiveness, and cost-effectiveness as it was required to provide the same or similar Service prior to expiration or termination; and (2) subject to mutual agreement by the parties as to the amount of assistance and the amount of any compensation to be paid by Buyer to Supplier for such assistance, cooperate in an orderly and efficient transition to any successor vendor and, (i) assist IBM in developing a written Termination Assistance Plan for the transition of the Service to IBM or IBM’s designee, which plan shall include capacity planning, facilities planning, human resources planning, telecommunications planning, and other planning necessary to effect the transition (the "Termination Assistance Plan"); (ii) provide reasonable consulting services as requested to assist in implementing the Termination Assistance Plan; (iii) train a reasonable number of personnel designated by IBM in the use of any Equipment, Service Software, Materials, or processes to be transferred; (iv) catalog all IBM data, software, and Equipment used to provide the Service; (v) assist in the execution of a parallel operation and testing process until the transition to IBM or IBM’s designee has been successfully completed; (vi) provide a complete and up-to-date, electronic copy of any documentation relating to operations and procedures materials; (vii) explain the Service and answer any reasonable questions IBM or IBM's designees may have pertaining thereto; and (viii) provide other reasonable technical assistance as requested by IBM.  (collectively, “Termination Assistance Services”); provided, however, that Buyer acknowledges Supplier will not be required to transfer or disclose to any third party, any Supplier “Information” (as defined in Attachment PAECI) without an appropriate confidentiality agreement, provided, however, further that Supplier will not be required to transfer or disclose to any third party Supplier 's software and tools used to provide the Service.  Notwithstanding the foregoing Supplier agrees to provide sufficient access to Customer specific information reasonably required to allow Customer to transition to a different Supplier.
Supplier shall provide Termination Assistance Service to Buyer or its designee regardless of the reason for the expiration or termination; provided that if any or all SOWs and/or WAs are terminated by Supplier for failure by Buyer to pay undisputed amounts, Supplier may require Buyer to pay in advance for Termination Assistance Service provided or performed under this Section.

B.      Supplier agrees to furnish the Services for the lesser of (1) up to eighteen (18) months after the expiration or the termination of this Agreement, or any SOW and or WA, or (2) such time as Buyer requires to complete its transition to a successor vendor (“Transition Period”), provided that Buyer shall use all reasonable efforts to complete transition of the Service to Buyer or Buyer’s designees expeditiously, consistent with Buyer’s and Customers’ reasonable business requirements.  For avoidance of doubt, Buyer shall continue to pay for such Services during the Transition Period.
C.  In the event of any termination of this Agreement (or upon the date on which no SOWs or WAs are outstanding under this Agreement), Buyer shall purchase for a price equal to the then-current fair market value any customer premises equipment owned by Supplier that is dedicated exclusively to providing Service to Buyer at the time of termination of this Agreement or upon the date on which no SOWs or WAs are outstanding under this Agreement.   In the event that the parties are unable to agree on the then-current fair market value of any such equipment or assets, the parties shall agree on an impartial third party appraiser to determine the fair market value of the equipment or assets.  The cost for such third party appraisal shall be borne equally by the parties.  Supplier shall provide Buyer with a warranty of title and a warranty that such equipment or assets are free and clear of all liens and encumbrances.    All equipment and other assets purchased by Buyer pursuant to this Subsection (C) shall be transferred in good working condition, reasonable wear and tear excepted.
D.  For all equipment or other tangible assets owned by Supplier that are used by Supplier primarily to provide Service (but are not dedicated to the provision of Service) to Buyer, the parties shall agree whether and on what terms such equipment or other tangible assets will be transferred to Buyer.
E.  Upon termination  of this Agreement (or upon the date on which no SOWs or WAs are outstanding under this Agreement), Buyer shall provide Supplier with reasonable access to Buyer and Customer facilities to  remove any property owned or leased by Supplier or its agents, contractors or subcontractors that Supplier has installed on Buyer’s or Customer’s premises which Buyer elects not to purchase or lease from  Buyer as permitted in this Section (except where such equipment or assets are still being provided by Supplier to perform the Services under an SOW or WA that survives termination of this Agreement).  Buyer shall not be responsible for any Supplier property left more than sixty (60) days after Supplier’s receipt of a written request for its removal.

13.2  Termination Fees / Wind Down Costs
           (a)  In conjunction with the termination (but not expiration) of a SOW or WA in existence on the Effective Date all of the Services and Deliverables in respect of an Existing Customer  SOW or WA (each an “Eligible Contract”), Supplier shall provide Buyer  with its accounting of actual and reasonable wind down costs for such contract (the “WDCA”).  If Supplier does not recover all of such wind down costs from Buyer for such Eligible Contract, then upon Supplier’s written request Buyer will provide Supplier with Buyer’s actual and reasonable wind down costs for such contract.

           (b)  If, (i) an Eligible Contract provides for Buyer to charge the customer termination fees or wind down costs, (ii) Buyer collects such fees or costs (the “Recovery”), and (iii) such Recovery is sufficient to recover both Buyer’s and Supplier’s wind down costs in the WDCAs, then Buyer shall pay Supplier an amount equal to the sum of Supplier’s wind down costs in the WDCA when Buyer receives the Recovery from the Customer.
           (c)   If Buyer does not obtain a sufficient Recovery to pay both Buyer’s  and Supplier’s  wind down costs in the WDCAs, then Buyer and Supplier shall share in the Recovery on a pro-rata basis, using the ratio of their customer revenues as the method for allocation.  In connection with such sharing of the Recovery, upon Supplier’s request Buyer will share with Supplier the relevant language regarding Buyer’s ability to recover termination fees and wind down costs to the extent Buyer is contractually permitted to do so, and if Buyer is not contractually permitted to do so, then upon Supplier’s request Buyer will engage a public accounting firm agreed to by the parties to review the Eligible Contract language regarding Buyer’s ability to recover termination fees and wind down costs and confirm to Supplier that Supplier’s share of the Recovery has been calculated correctly.  The parties shall each pay fifty percent (50%) of the costs of such review and confirmation until five consecutive reviews confirm that Supplier’s share of the Recovery has been calculated correctly.  Thereafter Supplier shall pay 100% of such costs until such time as a review indicates that Supplier’s share of the Recovery has not been calculated correctly in which case the provisions in the immediately preceding sentence again shall apply.
           (d)   If, (i) an Eligible Contract provides for Buyer to charge the customer termination fees or wind down costs and (ii) Buyer foregoes collecting all or any part thereof in circumstances in which Buyer IBM is entitled to such fees or costs, then unless the parties agree that forgoing collecting all or any part of such fees or costs is appropriate, Buyer shall pay Supplier an amount equal to the amount AT&T would have been entitled to receive under either Section 13.2(b) or 13.2(c) had Buyer IBM in fact collected such termination fees and wind down costs.
           (e)   In no event shall Supplier receive any payments in excess of the sum of Supplier’s AT&T’s wind down costs in the WDCA.  In no event will Supplier receive any wind down costs if Supplier becomes the provider of more than fifty percent (50%) of the terminated Services or Deliverable in an Eligible Contract (measured by revenue on an annualized basis) in a direct or indirect contractual relationship with the customer immediately subsequent to the applicable termination.
           (f)   If Supplier is evaluating an incremental investment for an Eligible Contract which is not otherwise required by the Agreement  and which would create fixed costs that would be exposed to loss in the event of termination of the applicable Service and/or Deliverables, Supplier will provide Buyer in writing Supplier’s termination charge or wind down cost requirements to protect such incremental investment.  Buyer will attempt to negotiate with the Existing Customer SOW or WA terms that include such Supplier termination charges or wind down costs.  After Buyer has negotiated in its sole discretion the best such contract terms it believes are practicable in the circumstances, Supplier will in its sole discretion determine whether such terms adequately protect its proposed incremental investment and will provide such determination to Buyer in writing.  If Supplier determines that such terms adequately protect its proposed investment, Buyer shall execute such terms with the Existing Customer SOW or WA and execute such terms with Supplier and Supplier shall proceed with its incremental investment.  If Supplier determines that such terms do not adequately protect its proposed investment, Supplier shall not be required to proceed with such incremental investment.

14.0 Delivery/Risk of Loss
Each party shall be responsible for risk of loss of or damage to any Equipment, software, or other materials in its possession related to the use or provision of Services.
Supplier will deliver Deliverables to Buyer and/or complete Services with Buyer-designated delivery slip (including electronic slip) at its delivery date specified in the relevant SOW and/or WA.
Deliverables or Services will be delivered as specified in the relevant SOW and/or WA. Buyer may cancel or reschedule the delivery date or change the delivery point as specified in the relevant SOW and/or WA. Risk of loss and title to any tangible property will pass to Buyer or Buyer’s Customer at the delivery point. If Supplier cannot comply with a delivery commitment, Supplier will promptly notify Buyer of a revised delivery date and Buyer may: 1. accept the revised delivery date; or 2. cancel without charge Deliverables or Services not yet delivered and exercise all other remedies provided at law, in equity and in this Agreement.
Where article 2, subsection 8 of the Act against Delay in Payment of Subcontract Proceeds, etc. to Subcontractors (Law No. 120 of 1956) ("Subcontract Act") is applicable to Supplier, Buyer shall cancel or reschedule the delivery date or change the delivery point in compliance with the Subcontract Act, when Buyer exercises the right pursuant to this Section 14.0.

15.0 Intellectual Property

15.1 Work Made for Hire
All Developed Works belong exclusively to Buyer or Customer and are works made for hire. If any Developed Works are not considered works made for hire owned by operation of law, Supplier assigns the ownership of copyrights in such works to Buyer or Customer. The term "the ownership of copyrights" will include the rights specified in Articles 27 and 28 of the Japanese Copyrights law.

15.2 Preexisting Materials
Supplier will not include any Preexisting Materials in any Deliverable unless they are listed in the relevant SOW and/or WA. If Supplier includes any Preexisting Materials in a Deliverable whether or not listed in the relevant SOW and/or WA, Supplier grants or will obtain for Buyer the following rights: a nonexclusive, worldwide, perpetual, irrevocable, paid-up, license to prepare and have prepared derivative works of such Preexisting Materials and to use, have used, execute, reproduce, transmit, display, perform, transfer, distribute, and sublicense such Preexisting Materials or their derivative works, and to grant others the rights granted in this Subsection.

15.3 Tools
Supplier will not include Tools in Deliverables unless they are listed in the relevant SOW and/or WA. If Supplier includes any Tools in a Deliverable whether or not listed in the relevant SOW and/or WA, Supplier grants or will obtain for Buyer the following rights: a nonexclusive, worldwide, perpetual, irrevocable, paid-up, license to prepare and have prepared derivative works of such Tools, and to use, have used, execute, reproduce, transmit, display and perform such Tools or their derivative works, and to grant others the rights granted in this Subsection.

15.4 Invention Rights
Supplier owns Inventions. Supplier grants to Buyer and Customer an irrevocable, nonexclusive, worldwide, perpetual, paid-up license under Inventions (including any patent applications filed on or patents issued claiming Inventions). The license scope is to make, have made, use, have used, sell, license or transfer items and to practice and have practiced methods.

15.5 Joint Invention Rights
The parties will jointly own all Joint Inventions and resulting patents. Either party may license others under Joint Inventions (including any patent applications filed on or patents issued claiming Joint Inventions) without accounting to or consent from the other.

15.6 Perfection of Copyrights
Upon request, Supplier will provide to Buyer a "Certificate of Originality" or equivalent documentation to verify authorship of Deliverables. Supplier will confirm assignment of copyright for Developed Works using the "Confirmation of Assignment of Copyright" form and will assist Buyer in perfecting such copyrights.

15.7 Perfection of Invention Rights
Supplier will identify all countries in which it will seek patent protection for each Invention. Supplier authorizes Buyer to act as its agent in obtaining patent protection for the Inventions in countries where Supplier does not seek patent protection. Supplier will, at Buyer’s expense, assist in the filing of patent applications on Inventions and have required documents signed.

15.8 Trademarks
This Agreement does not grant either party the right to use the other party’s or their Affiliates’ trademarks, trade names or service marks.

15.9 Patents
For the purpose of supporting the Customer as specified in the relevant SOW and/or WA, Supplier grants to Buyer a nonexclusive, worldwide, perpetual, irrevocable, and paid-up license under any patents and patent applications licensable by Supplier to make, have made, use, have used, import, export, sell, and otherwise transfer the Deliverables and use the Services to the extent authorized in this Base Agreement and any relevant Statements of Work and Work Authorizations.

15.10 Program Products
Customer will receive a license agreement from Buyer or Supplier for Program Products, to which Buyer is not a party nor liable for violations. If a Program Product is available under an existing Buyer agreement, the terms of that agreement will control distribution of that Program Product. Buyer may install and test Program Products for Customer without charge. For recurring charge licenses, Buyer will notify Supplier when to begin invoicing Customer, if applicable.

16.0 Supplier Liability for Third Party Claims

16.1 General Indemnification
(a)           Supplier and Buyer shall defend, indemnify, and hold each other harmless against all liability, loss, damage, and expense (including actual legal fees) resulting from injury to or death of any person (including injury to or death of their respective Agents) or loss of or damage to tangible real or tangible personal property or the environment, to the extent that such liability, loss, damage, or expense was proximately caused by any act or omission by the party from whom indemnity is sought, or its Agents in connection with the provision or use of the Service, or which arose or is alleged to have arisen as a result of acts or omissions under this Agreement.
(b)           Supplier will defend, indemnify, and hold Buyer harmless against all Losses resulting from third party claims that arise, or are alleged to have arisen, out of acts or omissions of Supplier or breach by Supplier of any term of this Agreement, provided that in its contracts with such third parties, Buyer has reasonably limited its liability to such third parties, for example, by excluding any liability for any loss of interest, profit or revenue or for any consequential, indirect, incidental, special, punitive or exemplary damages, and provided further that Supplier shall not be responsible for defending, indemnifying and holding Buyer harmless with respect to performance credits awarded Customers unless it participated in establishing the levels of such credits and the circumstances in which they would be awarded.  The parties will work together to allocate liability for such performance credits with respect to Customers as of the Effective Date.
(c)           If Supplier fails to perform any of its obligations to third parties in connection with the Service, then Buyer shall have the right, in its sole discretion, to withhold out of any payment to Supplier (final or otherwise, and even though such payments have already been certified as due) such sums as are reasonably necessary or appropriate to protect Buyer against delay or loss against which it is entitled to be indemnified hereunder or to enable Buyer to assume the payment of claims of third parties.  Any such withheld amount shall be applied by Buyer in such manner as may be deemed reasonably necessary to secure such protection or satisfy such claims.  All sums so applied shall be deducted from payments to Supplier.
(d)           Buyer's failure to withhold from its payments otherwise due hereunder, final or otherwise, a sum for any of the above contingencies, even though such contingency has occurred at the time of such payment, shall not be construed as a waiver by Buyer of its rights with respect to such contingency.  Neither the rights of Buyer to withhold and apply monies nor any exercise of, attempted exercise of, or omission to exercise such rights by Buyer shall create or place on Buyer any obligation of any kind to any third party.

16.2 Intellectual Property Indemnification
Supplier will defend, or at Buyer’s option cooperate in the defense of, hold harmless and indemnify, including actual legal fees, Buyer and Customer from third party claims that Supplier’s Deliverables or Services infringe the intellectual property rights of a third party. In addition, if such a claim is or is threatened to be made, Supplier will, at its own expense, exercise the first of the following remedies that is practicable:
1. obtain for Buyer and Customer the right to continue to use, sell and license the Deliverables and Services consistent with this Agreement;
2. modify Deliverables and Services so they are non-infringing and in compliance with this Agreement;
3. replace the Deliverables and Services, or other affected Deliverables or Services, with non-infringing ones that comply with this Agreement; or
4. at Buyer's request, accept the cancellation of infringing Deliverables and Services without Buyer having any cancellation liability and the return of the infringing Deliverables at Supplier’s expense and refund any amount paid.
Buyer will give Supplier prompt notice of third party claims against Buyer or a Customer of which Buyer is aware, and Buyer will cooperate, and request Customer to cooperate, in the investigation, settlement and defense of such claims.

16.3 Exceptions to Indemnification
Supplier will have no obligation to indemnify Buyer or Customer for claims that Supplier’s Deliverables or Services infringe the intellectual property rights of a third party to the extent such claims arise as a result of:
1.  the combination of Deliverables or Services other than by Supplier or Supplier Personnel with other products or services not reasonably foreseeable by Supplier and such infringement or claim would have been avoided in the absence of such combination;
2. Supplier’s implementation of any specification or designs provided by Buyer and such infringement or claim would have been avoided in the absence of such implementation; or
3. the modification of the Deliverables or Services other than by Supplier or Supplier Personnel and such infringement or claim would have been avoided in the absence of such modification.

17.0 Limitation of Liability between Supplier and Buyer
Except as otherwise provided in this Section 17, Supplier’s and Buyer’s liability to each other during the Term for all injuries, damages, or Losses shall not exceed the following (the “Liability Cap”);
(i) For the first Contract Year from the Effective Date of this Base Agreement the aggregate amount of charges paid by Buyer under this Agreement during the twelve (12)  months immediately preceding the occurrence of the event, act or omission, provided that if twelve (12)  months have not elapsed since the Effective Date, such total aggregate liability shall not exceed twelve (12) times the average monthly charges for the elapsed period of the term of this Base Agreement; and
(ii)  For the second Contract Year  from the Effective Date and beyond , two times the aggregate amount of charges paid by Buyer under this Agreement during the twelve (12)  months immediately preceding the occurrence of the event, act or omission, provided that if twenty-four (24)  months have not elapsed since the Effective Date, such total aggregate liability shall not exceed  twenty-four (24) times the average monthly charges for the elapsed period of the term of this Base Agreement.
The following shall not count towards, or be subject to, the Liability Cap:  (i) amounts expended by or for Supplier to remedy any non-conforming aspect of the Service or any Deliverable, including the application of credits or refunds owed by Supplier under this Agreement; (ii) amounts withheld by Buyer in accordance with this Agreement due either to incorrect charges by Supplier or to any non-conforming aspect of the Service or any Deliverable; (iii) payment owed by Buyer for the Service and Deliverables, (iv) claims involving Supplier’s or Buyer's gross negligence (where and to the extent that it is unlawful for a party to limit its liability for gross negligence) or willful misconduct; (v) indemnification obligations set forth in this Agreement; (vi) claims for bodily injury or death to any person, or real or tangible property damage, negligently caused by a party or its agents; and (vii) claims based on a violation of the confidentiality obligations set forth in this Agreement and Attachment PAECI.
In no event will either party be liable to the other for any lost revenues, lost profits, incidental, indirect, consequential, special, or punitive damages regardless of the form of action whether in contract, indemnity, warranty, strict liability, or tort (including negligence of any kind with regard to the Service or other conduct) under this Agreement.  This exclusion shall not apply to (i) claims based on a violation of the confidentiality obligations set forth in this Agreement and Attachment PAECI, (ii) indemnification obligations set forth in Section 16.1 (General Indemnification) for injury to persons or damage to property and Section 16.2 (Intellectual Property Indemnification) for intellectual property infringement and/or , or (iii) claims based on a violation of applicable data protection laws.

18.0 Supplier and Supplier Personnel
Supplier is an independent contractor and this Agreement does not create an agency, partnership, or joint venture relationship between Buyer and Supplier or Supplier Personnel. Buyer assumes no liability or responsibility for Supplier Personnel. Supplier will:
1. ensure Supplier Personnel are in compliance with all laws, regulations, ordinances, and licensing requirements;
2. be responsible for the compensation, withholdings, health and safety of Supplier Personnel;
3. inform Buyer if a former employee of Buyer will be assigned work under this Agreement during the period twelve (12) months after such employee of Buyer ceases being employed by Buyer, such assignment subject to Buyer approval; provided, however, that such notification by Supplier and approval by Buyer shall not apply to any Supplier Personnel assigned to work under this Agreement (or under the existing agreements between the Parties) as of the Execution Date.
4. not discriminate against any employees, applicants for employment, or any entity engaged in its procurement practices because of race, color, religion, sex, age, national origin, or any other legally protected status;
5. (a) be solely responsible for, and fully and properly complete and submit to the relevant government immigration authority, all required immigration forms and documents for all Supplier Personnel performing Services hereunder, maintain such forms and documents as required by law and, subject to applicable laws (in particular laws regarding data privacy), make such forms and documents available to Buyer upon request, and
(b) ensure that Supplier Personnel who do not meet all immigration requirements do not perform Services under this Agreement;
6. not assign to work under this Agreement any Supplier Personnel that are subject to any restrictive covenants that could limit such Supplier Personnel from performing the Services;
7. remove from any assignment under this Agreement, at Buyer’s request in its sole discretion, any Supplier Personnel that it finds unacceptable for any lawful reason, provided, however, Buyer shall be required to provide fifteen (15)days notice to the extent such removal would materially adversely impact Supplier’s provision of Services;
8.  comply, at its own expense, government sponsored programs or initiatives relating to verification of employment eligibility for Personnel to which it is or becomes subject to  and verify employment eligibility of all Supplier Personnel performing Services for, or providing Deliverables to, Buyer and/or its Customers through such programs, as applicable; and
9. upon Buyer’s request, provide documentation to verify compliance with this Section titled “Supplier and Supplier Personnel”.

18.1 General Business Activity Restrictions
(a)  Supplier will ensure that Supplier Personnel assigned to work on Buyer’s or Customer’s premises will not:
1. conduct any non-Service or Deliverable related business activities (such as interviews, hirings, dismissals or personal solicitations) on Buyer's or Customer’s premises;
2. conduct Supplier's Personnel training on Buyer’s or Customer’s premises, except for on-the-job training;
3. attempt to participate in Buyer or Customer benefit plans or activities;
4. send or receive non-Services or Deliverable related mail through Buyer's or Customer’s mail systems; and
5. sell, advertise or market any products or distribute printed, written or graphic materials on Buyer's or Customer’s premises without Buyer's written permission.
 (b) Supplier will, for Supplier Personnel assigned to work on Buyer’s or Customer’s premises:
1.  obtain for each person a valid identification badge from Buyer and return identification badges upon completion or termination of Supplier Personnel assignments;
2.  ensure that each person with regular access to Buyer's and Customer’s premises complies with all parking restrictions and with vehicle registration requirements if any; and
3.  ensure that each person remains in authorized areas only (limited to the work locations, cafeterias, rest rooms, and, in the event of a medical emergency, Buyer’s or Customer’s medical facilities).

18.2 Buyer’s Safety and Security Guidelines
Supplier will ensure that Supplier Personnel assigned to work on Buyer’s or Customer’s premises:
1. do not bring weapons of any kind onto Buyer's or Customer’s premises;
2. do not manufacture, sell, distribute, possess, use or be under the influence of controlled substances (for nonmedical reasons) or alcoholic beverages while on Buyer's or Customer’s premises;
3. do not have in their possession hazardous materials of any kind on Buyer's or Customer’s premises without Buyer's authorization.
Supplier will promptly notify Buyer of any accident or security incidents (such as those involving loss or misuse of, or damage to, Buyer's Assets (as defined below),  physical altercations, assaults or harassment) and provide Buyer with a copy of any accident or incident report involving the above and at Buyer's request, faithfully discuss on removing a person from Buyer’s or Customer’s premises and not reassigning such person to work on Buyer's or Customer's premises (Buyer shall provide a security-related reasons for such request).

18.3 Asset Control
For purposes of this Subsection, the term “Buyer Assets” means information, information assets, supplies or other property, including property owned by third parties (such as Buyer Customers) that is accessed by Buyer Personnel or provided to Supplier Personnel by (or on behalf of) Buyer.  Supplier Personnel will:
1. not remove Buyer Assets from Buyer's or Customer’s premises without Buyer's authorization;
2. use Buyer Assets only for purposes of this Agreement and reimburse Buyer for any unauthorized use;
3. only connect with, interact with or use programs, tools or routines that Buyer agrees are needed to provide Services;
4. not, other than in connection with the provision of the Services or any Deliverables and pursuant to the provisions of Section 21.7 Exchange of Information, share or disclose user identifiers, passwords, cipher keys or computer dial port telephone numbers;
5. not copy, disclose or leave such assets unsecured or unattended, in the event the Buyer Assets are confidential; and
6. immediately notify Buyer of any security incidents involving Buyer Assets and provide Buyer with a copy of any accident or incident report involving the above.
 Buyer may periodically audit Supplier's data residing on Buyer Assets.

18.4  Supervision of Supplier Personnel
(a)  Supplier will:
1. provide consistent and effective supervision and control of its Personnel provided under this Agreement, at no additional cost to Buyer;
2. conduct orientation sessions with its Personnel before placement on an assignment with Buyer and identify and provide contact information (which shall be updated by Supplier as necessary) for all supervisor(s) for its Personnel;
3.  instruct its Personnel that employment related issues should be brought forward to Supplier (and not Buyer). Where such issues relate to actions which are alleged to have been taken by Buyer or Buyer Personnel, Supplier will notify Buyer immediately in order that appropriate investigative action be taken.
(b) Supplier's supervisor(s) shall:
1. exercise full supervisory authority over all day-to-day employment relationship decisions relating to Supplier Personnel, including those decisions relating to: wages, hours, terms and conditions of employment, hiring, discipline, performance evaluations, termination, counseling and scheduling; and
2.  know each work location’s planned holiday (and other closing) schedules and the impacts all such schedules have on Supplier Personnel.
(c)  Notwithstanding any other language or agreement to the contrary, Supplier agrees that Buyer  has no responsibility to approve, and that Buyer will not approve, timesheets for any Supplier Personnel.  If Buyer should review, sign and/or submit timesheets for Supplier Personnel, whether manually or electronically, as part of Buyer's billing verification processes, the parties acknowledge and agree that such review, signature and/or submission shall in no way constitute concurrence or approval of such timesheets, nor create any other commitment or obligation on the part of Buyer to Supplier or Supplier Personnel.

19.0 Insurance
Supplier will maintain at its expense:
1. commercial general or public liability insurance including products liability and completed operations with a minimum limit per occurrence or accident of 450,000,000 yen;
2. workers' compensation and employer's liability insurance as required by local law, such policies waiving any subrogation rights against Buyer; and
3. automobile liability insurance as required by local statute but not less than 450,000,000 yen if a vehicle will be used in the performance of this Agreement.
Insurance required under clauses (1) and (3) above must:
(a) name Buyer as an additional insured with respect to Buyer's insurable interest;
(b) be primary or non-contributory regarding insured damages or expenses; and
(c) be purchased either; (i) from insurers domiciled in the US with an AM Best Rating of A- or better and a financial class rating of 7 or better, or (ii) from non US carriers with a Standard & Poor's rating of BBB or greater and 450,000,000 yen in policy holder's surplus.
Upon Buyer’s request, Supplier will provide to Buyer certificate(s) of insurance to verify compliance with the terms and conditions above.

20.0 Termination
20.1 Termination of this Base Agreement
Either party may terminate this Base Agreement, without any cancellation charge, for Cause, to the extent permitted by law. Such termination will be effective at the end of a thirty (30) day written notice period if the Cause remains uncured.  Either party may terminate this Base Agreement without Cause when there are no outstanding SOWs or WAs.
“Cause” shall mean, with respect to a party:
(i) a material breach of the Agreement by the other party,
(ii) becomes insolvent,
(iii) files or has filed against it a petition in bankruptcy, arrangement, special liquidation, corporate reorganization, or receivership,
(iv) a preservation or confiscation order of the assets of the party has been issued against it due to non-payment of tax and levy, or
(v) the other party become unable to perform any of one’s material obligations under this Agreement due to substantial change in  asset, creditworthiness, sales and marketing organization and structure. Notwithstanding the foregoing, Supplier recognizes and agrees that Buyer may immediately terminate this Agreement for Cause by written notice to Supplier in the case that Supplier breaches the Ongoing Warranties pertaining to bribery listed above.

20.2 Termination of a SOW or WA
Buyer may, upon written notice to Supplier, terminate a SOW and/or WA (a) for Customer Cause or (b) if Customer terminates, for any reason, the services in its agreement with IBM that relate to the Services being provided under the SOW and/or WA, provided, however, such termination under subsection (a) or (b) will be effective at the end of a thirty (30) day written notice period if the Cause remains uncured.
Upon termination, in accordance with Buyer’s written direction, Supplier will immediately:
1. cease work;
2. prepare and submit to Buyer an itemization of all completed and partially completed Deliverables and Services;
3. deliver to Buyer Deliverables satisfactorily completed up to the date of termination at the agreed upon Prices in the relevant SOW and/or WA; and
4. deliver upon request any work in process.
In the event Buyer terminates without Cause, Buyer will compensate Supplier for the actual and reasonable expenses incurred by Supplier for work in process up to and including the date of termination provided Supplier uses reasonable efforts to mitigate Buyer’s liability under this Subsection by, among other actions, accepting the return of, returning to its suppliers, selling to others, or otherwise using the canceled Deliverables (including raw materials or work in process) and provided such expenses do not exceed the Prices.
B.  Upon the effective date of any type of termination, the transition period procedure specified in Section 13.1 (Transition Period) will commence and the Services will continue at the same rates and under the same terms and conditions as those in effect at the time of the termination.

21.0 General

21.1 Amendments
This Agreement may only be amended by a writing specifically referencing this Agreement which has been signed by authorized representatives of the parties.

21.2  Assignment
Neither party will assign their rights or delegate or subcontract their duties under this Agreement to third parties or Affiliates without the prior written consent of the other party, such consent not to be withheld unreasonably, except that (1) either party may assign this Agreement in conjunction with the sale of a substantial part of its business utilizing this Agreement and (2) Supplier may delegate or subcontract its duties under this Agreement to any Affiliate that is 100% owned by Supplier, provided Supplier remains responsible for performance of the duties Supplier delegates or subcontracts under this Agreement. Any unauthorized assignment of this Agreement is void.

Not withstanding the foregoing, in case Supplier is a subcontractor defined in the Act against Delay in Payment of Subcontract Proceeds, Etc. to Subcontractors, Supplier is allowed to assign its accounts receivable to credit guarantee corporations or financial institutes defined in Article 1-2 of the enforcement order for the Small Business Credit Insurance Law (Cabinet Order No.350 of 1950).

21.3  Dispute Resolution.
The following procedure shall be adhered to in all disputes that arise under this Agreement that the Parties cannot resolve informally.
(a)           Either party to this Agreement must notify the other party in writing of the nature of the dispute with as much detail as possible about the deficient performance of the other party.  The Project Executives shall meet in person or by telephone within seven (7) days of the date of the written notification to reach an agreement about the nature of the deficiency and the corrective action to be taken.  The Project Executives shall memorialize the nature of the dispute and their efforts to resolve it.
(b)           If the Project Executives are unable to agree on corrective action, they shall notify the respective managers to whom they report ("Management") of that inability, and the parties’ Managements shall meet within fourteen (14) days of the date of such notification to try to reach an agreement.
(c)           Intentionally Omitted
(d)           If the parties’ Managements cannot resolve the dispute in accordance with this Section 21.3, either party may take action to enforce its rights under this Agreement, including the termination of this Agreement for breach when so permitted by its terms.  Except as otherwise specifically provided, neither party shall terminate this Agreement for breach or initiate legal action unless and until this dispute resolution procedure has been employed or waived.
(e)           Attachment DR identifies the individuals that serve as Project Executives and Management in the dispute resolution process.
This Agreement and the performance of transactions under this Agreement will be governed by the laws of Japan. The parties expressly waive any right to a jury trial regarding disputes related to this Agreement. Unless otherwise provided by local law without the possibility of contractual waiver or limitation, any legal or other action related to this Agreement must be commenced no later than two (2) years from the date on which the cause of action arouse.  All disputes arising under or in connection with this Agreement shall be settled before the Tokyo District Court, Japan.

21.4 Communications
All communications between the parties regarding this Agreement will be conducted through the parties’ representatives as specified in the relevant SOW and/or WA. All notices required in writing under this Agreement will be made to the appropriate contact(s) listed in the relevant SOW and/or WA and will be effective upon actual receipt. Notices may be transmitted electronically, by registered or certified mail, or courier. All notices, with the exception of legal notices, may also be provided by facsimile.  Any notices or communications required or permitted to be given or delivered under this Agreement for which a recipient is not specified in the relevant SOW and/or WA shall be provided as set forth above (except notices applicable to Cause or Customer Cause shall be sufficiently given if delivered personally or delivered by prepaid overnight express service) to the following:
In the case of Buyer:                                           Aya Suzuki
With copies to:
Hitoshi Yamada
In the case of Supplier:  Toshinori Iwasawa
With copies to:
Toshihide Muneyuki
Either party may from time to time designate another address or other addressees by notice to the other party in compliance with this Section.

21.5   Counterparts
This Agreement may be signed in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same Agreement. Any copy of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original.

21.6   Ethical Dealings
Supplier will be familiar and will strictly comply with all laws and regulations on bribery, corruption, and prohibited business practices.  Supplier and its Affiliates have not and will not, for the purpose of influencing or inducing anyone to influence decisions in favor of Buyer or any of its Affiliates, offer, promise or make or agree to make, directly or indirectly, (a) any political contributions of any kind or any payment to or for the benefit of any public official, whether elected or appointed, (b) any payments for gifts, meals, travel or other value for a government employee or his/her family members or (c) any payments or gifts (of money or anything of value) to anyone.  Buyer shall not reimburse Supplier for any such political contributions, payments or gifts.

21.7 Exchange of Information
All information exchanged is non confidential unless it is made underAttachment PAECI; provided that the provisions of this Agreement and the SOWs and WAs are confidential information and shall not be disclosed by the parties  other than to its employees and agents and subcontractors on a need to know basis provided, however, such agents and subcontractors execute a non-disclosure agreement substantially in the form of Attachment PAECI (the period of confidentiality to be between two (2) and five (5) years, as reasonably agreed between parties) and the party making such disclosure shall be responsible for the protection of such information notwithstanding such disclosure. The parties will not publicize the terms of this Agreement, or the relationship, in any advertising, marketing or promotional materials without prior written consent of the other party except as may be required by law, provided the party publicizing gives the other party reasonable prior notice to allow the other party a reasonable opportunity to obtain a protective order.  Supplier will use information regarding this Agreement only in the performance of this Agreement.  Any contacts with government employees by Supplier on Buyer's behalf may only be for the purpose of providing Services under this Agreement. For any Personal Data relating to Supplier Personnel that Supplier provides to Buyer, Supplier has obtained the agreement of the Supplier Personnel to release the information to Buyer and to allow Buyer to use, disclose and transmit such information in connection with this Agreement.
Notwithstanding anything to the contrary in the first paragraph of the Section entitled “Exchange of Information”, Supplier shall store Customer’s Personal Data or any information that is created from or includes some of Customer’s Personal Data information as confidential for an indefinite period and as otherwise set forth in Memorandum for Disclosure of Personal Information and/or Memorandum for Disclosure of Personal Information Supplement for Disclosure, and pay attention for preventing any theft, loss, destruction, damage or leakage of the following information to any third party.  Supplier shall cease using Customer’s Personal Data which becomes no longer necessary due to termination of the Services or other reasons, and shall return to the Buyer, or destroy in a secure manner pursuant to the Buyer’s instructions, all media containing Customer’s Personal Data or any copies thereof.

21.8 Freedom of Action
This Agreement is nonexclusive and either party may design, develop, manufacture, acquire or market competitive products or services.  Buyer will independently establish prices for resale of Deliverables or Services and is not obligated to announce or market any Deliverables or Services and does not guarantee the success of its marketing efforts, if any.

21.9 Force Majeure
Neither party will be in default or be liable for any delay or failure to comply with this Agreement due to any act beyond the control of the affected party, excluding labor disputes, provided such party immediately notifies the other.

21.10 Intentionally Omitted

21.11 Prior Communications and Order of Precedence
This Agreement replaces any prior oral or written agreements or other communication between the parties with respect to the subject matter of this Agreement.  In the event of any conflict in these documents, the order of precedence will be:
1.  the quantity, payment and delivery terms of the relevant WA;
2.  the relevant SOW;
3.  this Base Agreement; and
4.  the remaining terms of the relevant WA.

21.12 Record Keeping and Audit Rights
A. Supplier will maintain (and provide to Buyer upon request) records and supporting documentation sufficient to document the Services, the charges paid or payable by Buyer under this Agreement, for seven (7) years following creation. All accounting records will be maintained in accordance with generally accepted accounting principles.
 B.   Subject to Supplier’s reasonable security requirements, Buyer may audit Supplier’s books, records, and other documents to assess Supplier’s compliance with this Agreement (including the accuracy of invoices, the provision of Service in accordance with the SLA) once in each Contract Year. Buyer may employ such assistance other than the assistance of a Competitor of Supplier, as it deems desirable to conduct such audits.  Buyer shall cause any person or firm retained for this purpose to execute a non-disclosure agreement in favor of Supplier substantially in the form of Attachment PAECI (the period of confidentiality to be between two (2) and five (5) years, as reasonably agreed between parties). Such audit shall take place at a time and place agreed upon by the parties no later than thirty (30) days after notice thereof to Supplier.  Supplier may redact from its books, records, and other documents provided to Buyer or its auditor any information that reveals the identity or confidential information of other customers of Supplier.  In no event shall Buyer have access to Supplier or Supplier’s subcontractors’ costs, or proprietary or confidential information.
C.   Supplier shall promptly correct any failure to comply with this Agreement that is revealed in an audit, including correcting any failure to comply with the SLA and refunding any overpayment by Buyer in the form of a credit on the invoice for the first full billing cycle after the parties receive the audit results.

21.13 Severability
If any term in this Agreement is found by competent judicial authority to be unenforceable in any respect, the validity of the remainder of this Agreement will be unaffected, provided that such unenforceability does not materially affect the parties’ rights under this Agreement.  Supplier and Buyer shall negotiate in good faith to substitute for such invalid, illegal, or unenforceable provision a mutually acceptable provision consistent with the original intention of the parties.

21.14 Supplier Conduct Principles
Supplier will comply with the Supplier Conduct Principles Letter Agreement ("SCPLA") and the terms and conditions of the SCPLA applies to this Agreement.

21.15 Survival
The provision Schedules

s set forth in the following Sections and Subsections of this Base Agreement will survive after termination or expiration of this Agreement and will remain in effect until fulfilled: “Pricing”, “Payments and Acceptance”, “Taxes”, "Ongoing Warranties", "Intellectual Property", "Supplier Liability for Third Party Claims", "Limitation of Liability between Supplier and Buyer", “Non-Interruption of Service”,  "Record Keeping and Audit Rights", "Choice of Law; Waiver of Jury Trial; Limitation of Action", "Exchange of Information", “Survival” and "Prior Communications and Order of Precedence" and any other provisions of this Agreement that by their nature are intended to survive shall survive the expiration or termination of this Agreement or any part of it.
21.16 Waiver
An effective waiver under this Agreement must be in writing signed by the party waiving its right. A waiver by either party of any instance of the other party’s noncompliance with any obligation or responsibility under this Agreement will not be deemed a waiver of subsequent instances.
21.17 Prevention of Unauthorized Use
 (a)           Supplier may monitor the Services to the extent permitted by applicable law in order to detect unauthorized use of, or access to, the Services.  If, in the exercise of its reasonable judgment, Supplier detects unauthorized use, it will take steps to prevent such unauthorized use and promptly notify Buyer of such unauthorized use.
(b)           Except as may be specifically set forth in an SOW, or as otherwise specifically set forth in this Agreement, Supplier does not guarantee network security, the encryption employed by any Service, the integrity of any data that is sent, backed up, stored or subject to load balancing, or that Supplier’s security procedures will prevent the loss of, alteration of, or improper access to, Buyer’s or a Customer’s data and information.
(c)           General.  Buyer and Supplier shall cooperate reasonably to prevent and cure unauthorized use of the Services provided hereunder by expeditiously informing each other of suspected abuse and, when known, the identity of the responsible individuals.  Supplier shall, upon Buyer’s request, advise Buyer regarding methods to minimize Buyer’s and its Affiliates' exposure to misuse and abuse of the voice Services resulting from the operation of customer-provided systems, equipment, facilities or services interconnected with the voice Services.  Appropriate representatives of Supplier and Buyer shall meet at the reasonable request of Buyer to establish appropriate fraud control procedures.
(d)           Threatening or Abusive Communications.  Upon receipt of a request from Buyer, Supplier shall use reasonable efforts to promptly identify and report to appropriate law enforcement authorities the origin of any threatening or abusive communication transmitted to Buyer or a Customer; provided, that (i) such origin can be reasonably derived from Supplier’s records kept in the ordinary course of business, (ii) Buyer or a Customer has reported such communication to appropriate law enforcement officials, and (iii) relevant information is made available to Supplier as soon as practicable following the threatening or abusive communication.  For the purposes of this Agreement, relevant information shall consist of the number on which the call was received, the translated number if the call was received on a toll free number, the circuit number, date and time of call, call duration, switch identification, and identification of trunk type.  Buyer acknowledges that the likelihood that the originating number or address of the threatening or abusive communication will be successfully identified is significantly diminished with the passage of time.

(e)           Law Enforcement Assistance.  Supplier and Buyer shall, upon request, assist each other reasonably in the preparation and presentation of relevant information to all applicable governmental entities and officials for the purpose of prosecuting those individuals responsible for the abuse or misuse of the Services provided hereunder.  The parties shall also assist each other reasonably in all legal actions that one or both of them may bring against third parties responsible for the abuse or misuse of the Services provided hereunder.
(f)           Contacts.  Upon execution of this Agreement, each party shall provide the other with the names, telephone and pager numbers of the individuals who will serve as points of contact for notifications permitted or required under this Section.  A party may change its designated contact(s) using the procedures agreed to by the parties.
(g)           Subsections 21.17(c)-(f) (Prevention of Unauthorized Use) shall apply to Services only.

21.18 No Third Party Beneficiaries.
Except as expressly specified in (i) this Agreement, (ii) a renewal of an SOW or WA for an Existing Customer in existence as of the Effective Date, or (iii) the SOW or WA for a New Customer, the parties do not intend to grant, nor shall any clause be interpreted to grant, any agents, Customers, or other third party rights of any kind to enforce any provision of this Agreement against either Supplier or Buyer.  No third party is to be deemed or become a third party beneficiary under this Agreement, notwithstanding any agreements contained herein that may operate to the benefit of such third party, and notwithstanding any status that Supplier or Buyer may have as a third party beneficiary with respect to any such agreements.

21.19 Translation

Upon mutual agreement of the parties, the Agreement will be translated into Japanese.

ACCEPTED AND AGREED TO:
IBM Japan Ltd.
By:
Buyer Signature Date

Printed Name

Title & Organization

Buyer Address:

ACCEPTED AND AGREED TO:
Communications Services KK
By:
Supplier Signature Date

Printed Name

Title & Organization

Supplier Address:

Schedules

Schedule A Existing Customers*

Schedule B Work Authorization list*

*Schedules, annexes and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. IIJ agrees to furnish supplementary copies of the omitted schedules, annexes and similar attachments to the SEC upon request.